LAUREL CREEK APARTMENTS

(A California Limited Partnership)

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2004

LAUREL CREEK APARTMENTS
AUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2004

430 Verbena Court	(925) 229-1950
Pleasant Hill, CA 94523	Fax (925) 229-1952
wroweassoc@aol.com

                                                                                                                                                                                                                  Fax

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Laurel Creek Apartments
San Luis Obispo, California

We have audited the accompanying balance sheets of Laurel Creek Apartments (A California Limited Partnership) as of December 31, 2004 and December 31, 2003 and the related statements of operations, and changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the fmancial position of Laurel Creek Apartments as of December 31, 2004 and December 31, 2003, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Wallace Rowe & Associates

February 8, 2004

LAUREL CREEK APARTMENTS
BALANCE SHEET
DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS CURRENT ASSETS Cash (Note 2)	$66,297	$59,914
Accounts receivable	1,249	215
Prepaid expenses	3,335	2,652

TOTAL CURRENT ASSETS	70,881	62,781

Restricted reserves (Note 3)	55,350	52,611

Land, structures and equipment, net of accumulated depreciation of $737,972 and $699,947 (Note 4)	1,427,382	1,495,371

Organizational costs, net of accumulated amortization of $18,997 and $17,329 (Note 5)	7,921	9,589

TOTAL ASSETS	$1,561,534	$1,620,352

LIABILITIES AND PARTNERS' CAPITAL CURRENT LIABILITIES Accounts payable - other	$10,468	$8,564
Accounts payable - related party (Note 7)	3,462	2,007
Security deposits payable	8,892	8,592
Current portion of long-term debt (Note 6)	38,536	31,336

TOTAL CURRENT LIABILITIES	61,358	50,499

Long-term debt (Note 6)	502,631	544,925

TOTAL LIABILITIES	563,989	595,424

Partners' Capital: General partner	177,086	215,383
Limited partner	820,459	809,545

TOTAL PARTNERS' CAPITAL	997,545	1,024,928

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,561,534	$1,620,352

See accompanying notes.

LAUREL CREEK APARTMENTS
STATEMENT OF INCOME, EXPENSES AND
CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
OPERATING INCOME Rental income	$220,203	$205,982
Tenant charges	3,111	1,043
Other	1,900	2,034

TOTAL OPERATING INCOME	225,214	209,059

OPERATING EXPENSES Administration	22,732	20,953
Insurance and taxes	8,233	5,660
Maintenance	40,838	28,676
Utilities	20,289	22,674
Depreciation and amortization	69,657	69,704

TOTAL EXPENSES	161,749	147,667

NET INCOME (LOSS) FROM OPERATIONS	63,465	61,392

OTHER INCOME AND EXPENSES Interest income	1,635	1,614
Interest expense	(41,100)	(43,596)
NET OTHER INCOME UNDER EXPENSES	(39,465)	(41,982)
NET INCOME (LOSS)	24,000	19,410

BEGINNING PARTNERS' CAPITAL	1,024,928	1,048,211

Partner withdrawals	(51,383)	(42,693)

ENDING PARTNERS' CAPITAL	$997,545	$1,024,928

See accompanying notes.

LAUREL CREEK APARTMENTS
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES: Rents received	$219,169	$206,590
Other operating revenues	5,011	3,077
Cash payments for goods and services	(89,416)	(74,188)
Net cash provided (used) by operating activities	134,764	135,479

CASH FLOWS FROM NONCAPITAL FINANCING ACTIVITIES: Increases in security deposits	300	154
Withdrawal from replacement reserves	2,061	-
Additions to replacement reserves	(4,800)	(4,800)
Net cash provided (used) by capital and financing activities	(2,439)	(4,646)

CASH FLOWS FROM CAPITAL AND RELATED FINANCING ACTIVITIES: Capital withdrawals	(51,383)	(42,693)
Payment of debt	(35,094)	(32,931)
Net cash provided (used) by capital and related financing activities	(86,477)	(75,624)

CASH FLOWS FROM INVESTING ACTIVITIES: Interest income	1,635	1,224
Interest paid on notes	(41,100)	(43,596)
Net cash provided (used) by investing activities	(39,465)	(42,372)

NET INCREASE (DECREASE) IN CASH	6,383	12,837
CASH - BEGINNING OF YEAR	59,914	47,077
CASH - END OF YEAR	$66,297,	$59,914

RECONCILIATION OF OPERATING LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES: Net income from operations	$63,465	$61,392
Adjustments to reconcile net loss to Net cash provided by operating activities Depreciation and amortization	69,657	69,704
Decrease (increase) in accounts receivable	(1,034)	608
Increase in prepaid expenses	(683)	(892)
Increase in accounts payable - other	1,904	5,411
Increase (decrease) in accounts payable -related parties	1,455	(744)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$134,764	$135,479
                                                     See accompanying notes.

LAUREL CREEK APARTMENTS
NOTES TO FINANCIAL STATEMENTS
    DECEMBER 31, 2004

Note 1 - DEFINITION OF REPORTING ENTITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Laurel Creek Apartments is a California Limited Partnership which was farmed on May 17, 1994. The partnership was formed to construct, acquire, own, operate, maintain, manage, lease, sell, mortgage or otherwise dispose of a 24 unit apartment complex located in the City of San Luis Obispo, California.

As of the report date there are two partners in the partnership, consisting of one general and one limited partner.

Summary of Significant Accounting Policies

a. Basis of accounting

The partnership is accounted for on the accrual basis of accounting. Under this method revenues are recognized when they are earned and expenses are recognized when they are incurred.

b. Fixed assets and depreciation

Fixed assets are carried at cost. Expenditures for the fixed assets are capitalized. Maintenance and repairs are charged to operations. Depreciation is calculated using the straight-line basis over the estimated useful lives.

c. Income taxes

Taxable income or expenses and related tax credits are not reflected as expenses or credits ofthe partnership. These items are the responsibilities of the individual partners.

LAUREL CREEK APARTMENTS
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004

(Continued)

Note 2 - CASH

Cash consists of $64,453 deposited into money market accounts, and $844 on deposit with the State of California Local Agency Investment Fund. At December 31, 2004 the amount deposited into the money market account and the Local Agency Investment Fund earned interest at rates from 2.02% to 2.19% respectively.

Note 3 - RESTRICTED CASH

Restricted cash consists of $55,350 maintained in a money market account earning 2.02%. This cash is reserved for the replacement of fixed assets and the repayment of tenants' security deposits.

Note 4 - LAND, STRUCTURES AND EQUIPMENT

Property and equipment and accumulated depreciation consist of the following:

	Cost	Accumulated Depreciation

Land	$275,000	$
Building	1,868,634		716,252
Equipment	21,720		21,720
	$2,165,354		$737,972,

Note 5 - ORGANIZATION COSTS

Organization costs and accumulated amortization consist of the following:
	Cost	Accumulated Depreciation

Organization costs	$26,918	$18,997

LAUREL CREEK APARTMENTS NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2004

(Continued)

Note 6 - NOTE PAYABLE

The Agency has a mortgage note payable to the First Bank of San Luis Obispo. The note requires principal and interest payments totaling $6,385 each month until 5/18/2009. The note bears interest at 7.25% per annum. The following is a schedule of the debt payment requirements to maturity:

Year ending December 31
2005	$76,620
2006	76,620
2007	76,620
2008	76,620
2009	379,405
Total	685,885
Less amounts representing interest	144,718

$541,167

Note 7 - RELATED PARTIES

The accounting and administrative functions of the partnership are performed by employees of the Housing Authority of the City of San Luis Obispo (the Authority). Two members ofthe general partner's (San Luis Obispo Nonprofit Housing Corporation) board of directors are also members of the board of commissioner's of the Housing Authority of the City of San Luis Obispo.

At December 31, 2004 the partnership owed the Authority $3,462. During the year ended December 31, 2004, the partnership paid the Authority $31,386 in maintenance expenses and management fees.

LAUREL CREEK APARTMENTS NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2004

(Continued)

Note 8 - LAND DONATION AND LEASE

The Iand upon which the Laurel Creek Apartments were built was originally leased from the City of San Luis Obispo (the City) by the Housing Authority of the City of San Luis Obispo (the Authority). This lease agreement was later assigned from the Authority to the San Luis Obispo Nonprofit Housing Corporation (the Corporation). The Iease was later assigned to the Laurel Creek Apartments Partnership. Each of the above mentioned agencies have common board members or in some other manner have oversight responsibilities over the other organizations; which would qualify them as related parties.

The lease expires on April 29, 2046. The provisions for extending or renewing the lease term are not specified and are contingent upon the continuation of the project being used to provide affordable housing to lower income families. The annual lease payments are $1 per year.

The land was recorded on the Agency's books of accounts at the appraised value on the date the land lease was assigned to the Agency. This appraised value was $275,000. The value of the land was also recorded as a capital contribution from the general partner on that date.

LAUREL CREEK APARTMENTS

Calculation of Cash Distribution

Net Profit @ 12-31-04	23,999.65
Add back depreciation expense	67,989.00
Add back amortization expense	1,668.00
Deposits to replacement reserve account	(4,800.00)
Debt service (mortgage loan)	(35,094.16)
Adjusted cash available from operations through 12-31-04	$53,762.49

Net cash available for disbursement	$53.762.49

General Partner distribution = 75% = $40,321.87

Limited Partner distribution = 25% = $13,440.62

LAUREL CREEK APARTMENTS

Replacement Reserve Summary

Beginning balance as of:	1/1/2004	44,019.14
Deposits to account for year	$400 per mo	4,800.00
Withdrawals during year		(2,061.46)	carpet in 2 units
Ending balance as of:	12/31/2004	46,757.68

Note: Replacement Reserve is fully funded as of FYE 12-31-04.